EXHIBIT 99.1

19 March 2013

ANNOUNCEMENT

DILIGENT BOARD MEMBER SERVICES, INC

(“DILIGENT”)

Diligent Board Member Services, Inc. (“Diligent” or “the Company”) has today filed with the U.S. Securities and Exchange Commission its Annual Report on Form 10-K pursuant to the Securities Exchange Act of 1934. A copy of the Form 10-K, including Diligent’s final accounts for the fiscal year ended 31 December 2012, has also been filed with NZX.

Please be advised that since the release of Diligent’s unaudited preliminary announcement, there have been several changes in our Consolidated Statement of Cash Flows for 2012.  Net cash provided by operating activities has increased from $US 22,088,306 to $US 22,712,648, net cash used in investing activities has increased from $US (1,717,894) to $US (2,460,112) and net cash provided by financing activities has increased from $US 3,939,756 to $US 4,058,167.  These changes net to zero, therefore causing no change to our net income, earnings per share or net increase in cash and cash equivalents for the year.  The reasons for the changes in our Consolidated Statement of Cash Flows for 2012 are as follows:  an adjustment to the manner of reporting the cash flow from the excess tax benefits realized from share-based compensation; and an adjustment to the cash used for purchases of property and equipment to properly reflect the cash expended in 2012 for purchases of property and equipment acquired with accounts payable in 2011.

As was reported in Diligent’s preliminary results announcement to the NZX on 1 March 2013 the 2012 financial year was an outstanding one for the Company in terms of revenue growth, margin expansion and profitability. It was the Company’s most profitable year so far. Revenue for 2012 was $US43.7 million, an increase of 143 percent compared to 2011. In the past year, Diligent also achieved a number of key milestones: the Company expanded its client base to 2,571 Boards and almost 52,000 users worldwide, and retained, what it believes is an already best-in-class customer retention rate of 97%.

As previously disclosed in December of 2012, Diligent’s Board authorized a Special Committee of independent directors to conduct a review of certain stock and option grants that may not have been issued in compliance with the relevant stock option and incentive plans. As a result of the review, the Special Committee identified a number of instances of inadvertent non-compliance with applicable regulations, and determined that certain executive’s options were issued in excess of applicable plan caps. This was disclosed by the Company to both the NZX and the Financial Markets Authority.

The Form 10-K also discloses that the Board of Directors has now received the final report of the Special Committee, and unanimously adopted resolutions calling for remedial and other actions relating to the improvement of Diligent’s internal controls and governance (see Item 9A of the Form 10-K for more information). The work of the Special Committee to complete a corrective compensation package for the two members of management affected by the non-compliant option grants, including the Company’s Chief Executive Officer, is ongoing.

The Chairman of Diligent, David Liptak said: “The completion of the Special Committee report and the Board’s unanimous support of measures for improvement represent important steps forward for Diligent. The Company and the Board look forward to strengthening their efforts in this area to the standard of excellence that Diligent is known for as a company.”

As a U.S. company, Diligent’s financial statements are required to be audited in accordance with U.S. law and Diligent applies U.S. GAAP. Its financial statements have been audited by Holtz Rubenstein Reminick, LLP (HRR). HRR, is registered with The Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants and has audited Diligent’s financial statements since 2008. However, it is a requirement of the Financial Reporting Act 1993 and the Auditor Regulation Act 2011 that Diligent’s accounts be audited by a firm that is registered in New Zealand with the Financial Markets Authority as a registered audit firm. HRR is not a registered audit firm with the Financial Markets Authority. As noted in the Form 10-K Diligent is working to engage an audit firm which will be able to comply with these requirements in the future.

Diligent will file its annual report required by the NZX Rules by 31 March 2013.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as "expect," "believe," "continue," and "intend," as well as similar comments, are forward-looking in nature. Important factors that could cause actual results to differ materially from Diligent's expectations include: our Special Committee investigation identified a number of instances in which we were not, or may not have been, in compliance with applicable New Zealand and U.S. regulatory obligations and such instances may expose us to potential regulatory actions and/or contingent liabilities; certain of our past stock issuances and stock option grants may expose us to potential contingent liabilities, including potential rescission rights; we are subject to New Zealand Stock Exchange Listing Rules and compliance with securities and financial reporting laws and regulations in the United States and New Zealand and face higher costs and compliance risks than a typical U.S. public company due to the need to comply with these dual regulatory regimes; as of 31 December 2012 we identified material weaknesses in our internal controls over financial reporting and concluded that our disclosure controls were not effective; we must address the material weaknesses in our internal controls, which otherwise may impede our ability to produce timely and accurate financial statements; our business is highly competitive and we face the risk of declining customer renewals or upgrades; and we may fail to manage our growth effectively. Please refer to Diligent's Annual Report on Form 10-K for the fiscal year ended 31 December 2012 filed with the Securities and Exchange Commission for further information.

About Diligent Board Member Services, Inc (NZX:DIL)

Over 2,500 boards and almost 52,000 users worldwide rely on Diligent Board Member Services, Inc. to speed and simplify how board materials are produced, delivered and reviewed. Providing the world's most widely used secure board portal, Diligent has pioneered ease of use, stringent security, and superior training and support since 2001. We serve 252 of the US Fortune 1000, 129 of the TSX, 33 of the FTSE100 and a variety of private firms, not-for-profits and government agencies globally. Diligent is a public company with annual revenues of $US 43.7 million. Our ranking in the 2012 Deloitte Technology Fast 500 places us among the fastest growing technology companies in America. Offices are located in New York (corporate headquarters), Montreal, London, Sydney, Christchurch, Singapore and Hong Kong.

Diligent Boardbooks® is a registered trademark of Diligent Board Member Services, Inc. with all rights reserved. ©2013 Diligent Board Member Services, Inc.

Please direct all investor inquiries to Sonya Joyce at +64 4 894 6912

Please direct all media inquiries to Geoff Senescall +64 21 481 234